Exhibit 99.1
National Bancshares Reports Third Quarter Results

For Immediate Release	October 20, 2006
ORRVILLE, Ohio, October 20, 2006 — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported on their third quarter 2006.
Earnings results for third quarter of 2006 represent an improvement over second quarter 2006. However, net income for the first nine months of 2006 was down approximately 25% from the same period of 2005. This decline was primarily driven by a shrinking net interest margin, specifically attributed to an increase in cost of funds and a decline in National Bancshares loan portfolio.
Additionally, non-interest expenses continue to show an unfavorable variance versus 2005, primarily attributed to increased expenditures related to data processing and marketing. Total assets increased approximately $600 thousand as of September 30, 2006, compared to the same period in 2005. Commercial loan and residential real estate activity continues to slow. However, National Bancshares continues to experience favorable results with home equity and consumer loan products. Total deposits increased by over $600 thousand from September 30, 2005, as increasing interest rates attracted more time deposits. Moreover, repurchase agreements increased by $3.3 million when compared to September 30, 2005, a result of product enhancements made to cash management and sweep accounts.
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville.
Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information of otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2006	September 30, 2005
ASSETS:
Cash and due from banks	$9,051,279	$10,925,095
Federal funds sold	7,565,000	9,710,000

Total cash and cash equivalents	16,616,279	20,635,095
Interest bearing deposits with banks	—	—
Securities available for sale	66,075,882	51,285,174
Securities held to maturity	16,878,721	17,699,878
Federal bank stock	3,085,250	2,954,850
Loans held for sale	—	50,000
Total loans	187,584,880	197,652,941
Less: allowance for loan losses	1,855,819	2,081,935

Loans, net	185,729,061	195,571,006
Accrued interest receivable	1,830,597	1,507,952
Premises and equipment	5,098,321	5,279,627
Other assets	9,213,844	8,946,982

TOTAL	$304,527,955	$303,930,564

LIABILITIES:
Deposits:
Demand	$42,962,062	$44,727,109
Savings and N.O.W.s	114,118,021	125,360,169
Time	87,633,010	74,017,069

Total deposits	244,713,093	244,104,347

Securities sold under repurchase agreements	7,316,921	4,020,843
Federal reserve note account	966,350	1,000,000
Federal Home Loan Bank advances	14,000,000	17,000,000
Accrued interest payable	850,616	573,223
Other liabilities	2,150,075	2,451,057

Total liabilities	269,997,055	269,149,470

SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	20,046,365	19,725,701
Accumulated other comprehensive income	(463,412)	107,446
Less: Treasury shares	(1,189,493)	(1,189,493)

Total shareholders’ equity	34,530,900	34,781,094

TOTAL	$304,527,955	$303,930,564

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For Nine Months Ended September 30, 2006 and September 30, 2005

	September 30, 2006	September 30, 2005
INTEREST & DIVIDEND INCOME:
Loans, including fees	$9,397,909	$9,056,078
Federal funds sold	270,689	107,181
Interest and dividends on investments
US government obligations	1,203,395	689,368
Obligations of states and political subdivisions	603,808	646,987
Other securities	1,255,494	1,339,869

Total interest & dividend income	12,731,295	11,839,483

INTEREST EXPENSE:
Deposits	3,537,770	2,181,958
Short term borrowings	143,998	50,566
Federal Home Loan Bank advances	613,989	671,456

Total interest expense	4,295,757	2,903,980

Net interest income	8,435,538	8,935,503
PROVISION FOR LOAN LOSSES	40,000	336,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,395,538	8,599,003

NONINTEREST INCOME	1,241,006	1,368,433

NONINTEREST EXPENSE:
Salaries and employee benefits	4,341,034	4,469,922
Net occupancy expense	518,280	573,894
Other expenses	3,528,078	3,232,574

Total noninterest expense	8,387,392	8,276,390

INCOME BEFORE INCOME TAXES	1,249,152	1,691,046
INCOME TAXES	197,573	290,392

NET INCOME	$1,051,579	$1,400,654

NET INCOME PER COMMON SHARE	$0.47	$0.63

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